Exhibit 10.28

DCP MIDSTREAM PARTNERS, LP

2012 LONG-TERM INCENTIVE PLAN

PERFORMANCE PHANTOM UNIT GRANT AGREEMENT

Grantee:

Grant Date:

Performance Period:

1.	Grant of Performance Phantom Units. DCP Midstream GP, LLC (the “Company”) hereby grants to you Performance Phantom Units (“PPUs”) allocated as ConocoPhillips (“COP”) shares and Spectra Energy Corp. (“Spectra”) shares under the DCP Midstream Partners, LP 2012 Long-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein. The number of PPUs has been determined based on the average closing price of the COP (50%) and Spectra (50%) equity during the last twenty trading days immediately prior to the Grant Date and includes a tandem dividend equivalent right (“DER”) grant with respect to each PPU. In the event that DCP Midstream, LLC’s membership interests are transferred by either Spectra or COP, then the PPUs allocated based on the transferor entity shall be adjusted to instead be allocated based on the common stock of any such successor owner of DCP Midstream, LLC’s membership interests. The Company will establish a DER bookkeeping account for you with respect to each PPU granted that shall be credited with a proportionate amount equal to the cash dividends made during the Performance Period on the COP and Spectra common stock. Unless otherwise defined herein, terms used, but not defined, in this Grant Agreement shall have the same meaning as set forth in the Plan.

2.	Performance Goals and Vesting. The PPUs granted hereunder shall become Vested only if (i) the Performance goals set forth in the Performance Schedule attached hereto are achieved at the end of the Performance Period and (ii) you have not ceased to be an Employee (“Termination of Service”) prior to the end of the Performance Period, except as provided in Paragraph 3 below. To the extent the Performance goals are not achieved, the PPUs shall be forfeited automatically at the end of the Performance Period without payment.

3.	Contingent Vesting Events. You may become “contingently” Vested prior to the end of the Performance Period as provided below, but unless the Performance goals for the Performance Period are achieved, you will not become entitled to a payment with respect to a PPU.

(a)

Death, Disability, or Layoff. If you incur a Termination of Service after the first anniversary of the Grant Date as a result of your: (i) death, (ii) disability that entitles you to benefits under the Company’s long-term disability plan, or (iii) involuntary termination by the Company for reasons other than “Cause,” as determined by the Company in accordance with its employment practices, a percentage of your PPUs will become contingently Vested in a pro-rata share (rounded up to the nearest whole PPU) based on the number of days in the Performance Period that have lapsed through the date of your Termination of Service over the total number of days in the Performance Period. The number of your PPUs that do not become contingently Vested as provided above will be forfeited automatically on the date of your Termination of Service without payment.

(b)	Retirement. If your Termination of Service occurs after the first anniversary of the Grant Date due to your retirement on or after attaining the age of 55 and completing five (5) continuous years of service with the Company or its Affiliates, you will also become contingency vested in a pro rata share of your PPUs.

(c)	Other Terminations of Service. If your Termination of Service occurs prior to the end of the Performance Period for any reason other than as provided in Paragraph 3(a) or (b) above, all of your PPUs shall be forfeited without payment automatically upon the date of your Termination of Service.

4.	Change of Control. If a Change of Control occurs prior to the end of the Performance Period the following will occur: (i) if there is no change in job (same status) within twelve (12) months of the Change of Control, PPUs will be replaced with equivalent ownership interests of the new enterprise; however (ii) if you are severed or if your job is lower in status within twelve (12) months of the Change of Control, the Performance Period terminates and all PPUs will become immediately Vested. For purposes of this Agreement, Change of Control means any person other than DCP Midstream, LLC and/or an affiliate thereof becomes the beneficial owner of more than 50% of the combined voting power of the Company’s equity interests.

5.	Payments.

(a)

PPUs. As soon as administratively practicable after the last day of the Performance Period, the Committee will determine whether, and the extent to which, the Performance goals set forth on the Performance Schedule have been achieved and the number of your PPUs that have become Vested as a result of such achievement. The Company will then pay you a lump sum cash payment equal to the average closing price of the PPUs based on the last twenty trading days immediately prior to the end of the Performance Period, less any applicable tax withholding. Payment will be made no later than 2 1/2 months following the end of the calendar year in which the Performance Period terminates unless deferred into the Executive Deferred Compensation Plan in accordance with Code Section 409A. Notwithstanding the foregoing, payment will be delayed for six months following separation from service if the payment is due to retirement and Section 409A(2)(B)(i) of the Internal Revenue Code of 1986, as amended, applies.

(b)

DERs. As soon as administratively practicable after the end of the Performance Period (but not later than 2 1/2 months following the end of the calendar year in which the Performance Period terminates), the Company shall pay you, with respect to each PPU that became Vested at the end of the Performance Period, an amount of cash equal to the DERs credited to your DER account during the Performance Period with respect to such Vested PPUs less all applicable taxes required to be withheld therefrom. Notwithstanding the foregoing, payment of DERs will be delayed for six months following separation from service if the payment is due to retirement and Section 409A(2)(B)(i) of the Internal Revenue Code of 1986, as amended, applies.

6.	Limitations Upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution or by a beneficiary designation form filed with the Company in accordance with the procedures established by the Company for such designation, and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

7.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

8.	Entire Agreement. This Agreement along with the Plan constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the PPUs granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

9.	Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company. Notwithstanding the foregoing, the Company may unilaterally amend this Agreement, and this Agreement shall be considered so amended, for compliance with the terms of any “clawback” policy adopted by the Company as required under the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other “clawback” provision required by law or the market listing standards, in accordance with any proposed or final rules adopted by the SEC or other governing body.

10.	Governing Law. This grant shall be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to conflicts of laws principles thereof.

11.	Plan Controls. By accepting this Grant, you acknowledge and agree that the PPUs are granted under and governed by the terms and conditions of this Agreement and the Plan, a copy of which has been furnished to you. In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall control. All decisions or interpretations of the Committee upon any questions relating to the Plan or this Agreement are binding, conclusive and final on all persons.

DCP MIDSTREAM GP, LLC

By:

Name:

Title:

Grantee Acknowledgment and Acceptance

By:

Name:

Performance Schedule

The Performance Period is                      through                     . Vesting for Performance Phantom Units will range from 0-200% with no payout if threshold performance is not achieved as determined by the Compensation Committee of the Board of Directors in its sole and absolute discretion.

The measure for determining the number of performance units that vest over the Performance Period will be 50% based on total shareholder return (TSR), over the Performance Period relative to a peer group of 13 other similar publicly held master limited partnerships, and 50% based on EBITDA ROCE.

The peer group for measuring TSR is set forth in Attachment A. If the TSR ranking among the peer group companies over the Performance Period is equal to or less than the 25th percentile, 0% to 50% of the performance units will vest, as determined in the sole discretion of the Compensation Committee. If the TSR ranking over the Performance Period is greater than the 25th percentile but less than or equal to the 50th percentile, 50%-100% of the performance units will vest, as determined in the sole discretion of the Compensation Committee. If the TSR ranking over the Performance Period is greater than the 50th percentile but less than or equal to the 75th percentile, 100%-175% of the performance units will vest, as determined in the sole discretion of the Compensation Committee. If the TSR ranking over the Performance Period is greater than the 75th percentile, 175%-200% of the performance units will vest, as determined in the sole discretion of the Compensation Committee. Final vesting within a performance quartile will be determined by the Compensation Committee. TSR is computed by using data obtained from Bloomberg for the attached peer group and will incorporate the average closing prices of the twenty trading days ending on December 31,      and December 31,             . In addition:

•

If any company originally named to the TSR peer group is not publicly traded or becomes insolvent during the Performance Period, it will remain a member of the peer group for purposes of ranking peer group TSR, but it will drop to the bottom of the TSR ranking.

•	If there is a combination of any of the peer group companies during the Performance Period, the performance of the surviving entity will be used.

•	If any member of the peer group is acquired by a company outside the peer group, it will fall out of the peer group.

•	If there is a combination of any of the peer group companies during the Performance Period, the performance of the surviving entities will be used.

•	No new companies will be added to the peer group during the Performance Period (including a non-peer group company that acquires a member of the peer group).

EBITDA ROCE targets are reset each year within the Performance Period. Results are based on the average of the three one-year periods running from                      through                      and exclude the impact of unbudgeted transactions. The Compensation Committee has discretion to assess results between minimum and target and between target and maximum, provided the threshold minimum or target performance has been met. EBITDA is the adjusted EBITDA, as reported. EBITDA is based on the assets included in the budget as approved by the Board. For purposes of ROCE, capital employed will be determined each year during the annual budget process as approved by the Board.

ATTACHMENT A

Ticker

1	CPNO	Copano Energy, L.L.C.

2	CMLP	Crestwood Midstream Partners LP

3	DEP	Duncan Energy Partners L.P.

4	EEP	Enbridge Energy Partners, L.P.

5	EPD	Enterprise Products Partners L.P.

6	NYGY	Inergy, L.P.

7	MWE	MarkWest Energy Partners, L.P.

8	OKS	ONEOK Partners, L.P.

9	PVR	Penn Virginia Resource Partners, L.P.

10	RGNC	Regency Energy Partners LP

11	NGLC	Targa Resources Partners LP

12	WES	Western Gas Partners, LP

13	WPZ	Williams Partners, L.P.